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Exhibit 2.1

SECOND ORIGINAL

MASTER AGREEMENT
DATED 23RD JANUARY 2003

        This master agreement covers the agreement reached between Messrs. Metrostar Management Corporation (the "Sellers"), for and on behalf of the owning companies of the vessel's mentioned hereunder, and Messrs. General Maritime Corporation, Marshall Islands (the "Buyers") for and on behalf of the nominated companies to acquire the vessel's mentioned hereafter.

        It is this day agreed between the parties to proceed with the purchase of the fleet of vessels mentioned hereunder on the following main terms:

1.
Buyers have waived inspections of the vessels except that they shall have the right to inspect the following ships:

a)
M.T. "NORTH PACIFIC"—Algerciras—inspectors already nominated

b)
M.T. "CRUDE GULF"—inspectors nominated—inspection to take place about 25th January in Novo.

c)
M.T. "CRUDE HOPE"—inspector nominated—vessel sailing Delaware 24th January

d)
M.T. "CRUDE DIO"—currently trying to arrange inspection of Greece—awaiting orders

e)
M.T. "CRUDE TARGET"—to be inspected at Fujiarah where vessel will bunker after loading in Al Bakra about 28th/29th inst.

    The Buyers will also sight copies of the class records of all of the vessel's listed hereunder, under Clause 4 herein.

    Otherwise the sale of the fleet of vessels referred to hereunder is on a clean basis subject to the Buyers declaring their acceptance of the aforementioned inspections by latest close of business on Friday 31st January, London time.

2.
The sale is to be based upon the attached pro-forma MOA, but otherwise "as is". National/International trading certificates (namely safety construction, safety radio, safety equipment, loadline) to be valid at time of delivery and all CSM to be up to date but extension acceptable. The Sellers have confirmed that the vessels will be delivered free of recommendations, however, they are to confirm if any should exist—Buyers to have the right to take same over with recovery cost of rectifying to be mutually agreed.

3.
The laycan for delivery is 15th February-15th April 2003, both days inclusive. The Vessels are to be delivered and taken over at a safe berth or anchorage at one safe port worldwide, always free of cargo.

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4.
The sales of the vessels are independent to each other. Individual Memorandum's of Agreement are to be drawn up for each vessel and it is agreed that the following prices shall apply:

Vessel	DWT	Built	Flag	Value (USD)
North Pacific	104,996	1986	N.I.S.	11,250,000
Crude Ocean	104,996	1986	Liberian	11,250,000
Crude Baltic	107,800	1986	Liberian	11,250,000
Crudesun	152,412	1988	Greek	20,000,000
Crudesky	151,803	1988	Greek	20,000,000
Crudestar	151,910	1989	Greek	21,000,000
Crudemed	152,470	1989	Greek	21,000,000
Crude Transporter	149,999	1989	Greek	20,000,000
Crude Target	142,999	1990	Greek	21,000,000
Crude Traveller	142,031	1990	Greek	21,000,000
*Crude Princess	96,765	1991	Liberian	23,500,000
*Crude Progress	96,765	1991	Liberian	23,500,000
Crudegulf	163,038	1991	Greek	32,000,000
Crude Ena	153,015	1999	Greek	43,500,000
Crude Horn	159,475	1999	Greek	43,500,000
Crude Hope	159,539	1999	Greek	43,500,000
Crude Dio	169,959	2000	Greek	45,000,000
Crude Tria	159,500	2000	Greek	45,000,000
Crude Okto	160,000	2002	Greek	47,750,000

Total				525,000,000

5.
Within three New York banking days after the subjects as mentioned aforesaid have been lifted, ten (10) percent deposit of the Purchase Price shall be placed with the Sellers nominated bank in London and held by them in a joint account for the Sellers or their nominee and the Buyers or their nominees, with interest for the Buyers account.

6.
M.T. "CRUDE PRINCESS" and M.T. "CRUDE PROGRESS" are currently on charter to Shell for 12 months. In order to facilitate the smooth sale of the vessel's including these charters it is hereby agreed that the Buyers will acquire the vessels through acquisition of the single purpose companies in which the vessel's are owned. At the time of handover, Buyers agree to maintain the existing management under terms to be mutually agreed with the Sellers and the names of the vessels—same to be maintained until the expiry of the charter unless varied by mutual agreement earlier.

  M.T. "CRUDE OKTO" is also chartered to Navion who have an extension option for a further 12 months. In light of this Buyers agree to also acquire the single purpose company owning that vessel and to maintain the name of the vessel and its existing management as per the M.T. "CRUDE PRINCESS" and M.T. "CRUDE PROGRESS" above. Once the deal is definite Sellers will discuss with charterers whether or not this arrangement will suit the charterers as both parties intention is to cleanly sell the vessel as a charter-free ship, always subject to Navion's agreement.

  Separate agreements covering the sale of these individual companies to be mutually agreed and will incorporate the MOA terms as per the attached MOA.

7.
This Master Agreement and attached MOAs always to be based upon arbitration in London with English Law to apply.

8.
As referred to above the Buyers always to take the vessels free of cargo, but will allow slops on board but same to be in stop tanks.

        Attached hereto are the list of documentary requirements for the handover of each of the vessels, and the MOA format, as Addendum A and B to this Master Agreement.

For the Buyers	For the Sellers
[Signature]	[Signature]

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MASTER AGREEMENT DATED 23RD JANUARY 2003